                                                        Free Writing Prospectus
                                                      File Pursuant to Rule 433
                                         Registration Statement No.: 333-123974

                                   DISCLAIMER

The issuer has filed a registration statement (including a prospectus) with the
SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the
Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions
(including, in certain cases, assumptions specified by the recipient hereof)
regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

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                                                            BBB-
                                       DEAL SIZE         SUBORDINATION  PARI PASSU %    INVESTMENT
DEAL NAME           SETTLE DATE                             LEVEL                        GRADE %
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GMACC 2006-C1       1/31/2006           $1,718,780,989           3.375%         17.38%       12.38%

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                                        WA MATURITY
                            WA LTV FOR    LTV FOR
                   IO %      PARTIAL IO   PARTIAL IO PARTIAL IO%  MATURITY CURRENT LTV      ISSUER
DEAL NAME                      LOANS       LOANS                    LTV                      DSCR
---------------------------------------------------------------------------------------------------

GMACC 2006-C1        26.45%       75.16%      68.22%      50.01%     64.73%      70.80%        1.47

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               % OF LOANS                                       % LIMITED
               WITH JUNIOR %SUBORDINATE   TOP 10%  % LODGING    SERVICE    % SINGLE    SPECIAL
DEAL NAME         DEBT     DEBT ALLOWED                          LODGING     TENANT     SERVICER
------------------------------------------------------------------------------------------------

GMACC 2006-C1       24.68%        12.78%     43.31%       7.78%       3.46%     16.25% CWCapital

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                                                                                         % DST
                                                                                       (DELAWARE  LOANS W/O
                  B-PIECE     % TEXAS      %MS         %LA         %AL        %TIC    STATUTORY FRAUD CARVE      ARD
DEAL NAME          BUYER                                                                TRUST)       OUTS
--------------------------------------------------------------------------------------------------------------------------

GMACC 2006-C1   CWCapital         2.27%       0.00%       0.00%      0.72%       6.73%      2.29%       0.00%       6.48%